Exhibit 99.1

Genworth Financial Reports First Quarter 2006 Earnings

	Three months ended March 31, (Unaudited)
	2006		2005
(Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted share
Net earnings	$334	$0.70	$322	$0.65
Net operating earnings	$345	$0.72	$326	$0.66
Weighted average diluted shares	479.5		494.3

Richmond, VA (April 27, 2006) – Genworth Financial, Inc. (NYSE: GNW) today reported net earnings for the first quarter of 2006 of $334 million, or $0.70 per diluted share. Net earnings for the first quarter of 2005 were $322 million, or $0.65 per diluted share.

Net operating earnings for the first quarter of 2006 were $345 million, or $0.72 per diluted share, compared to net operating earnings of $326 million or $0.66 per diluted share in the first quarter of 2005.

“Our first quarter demonstrated solid business results, strong capital management, and excellent progress on new product launches, as we continue to expand and penetrate markets for retirement income, protection and mortgage insurance,” said Michael D. Fraizer, chairman and chief executive officer. “Our international operations continued to strengthen their position, with double digit earnings growth from both payment protection and international mortgage insurance.”

First Quarter Highlights

•	Term life sales grew 17 percent, while universal life sales doubled in the quarter. Individual long-term care (LTC) sales increased 8 percent from growth in independent distribution channels, while Medicare supplement sales accelerated. Payment protection sales in continental Europe grew 17 percent excluding foreign exchange from new relationships established during 2005 that are now generating sales.

•	In the Protection segment, Genworth launched two key products: a linked benefits product that combines universal life with long-term care insurance, creating a flexible tool for consumers to meet these critical needs; and, MasterKey, a term life insurance return of premium product targeting the home mortgage market. Genworth also released its 5th annual, national Cost of Care study of nursing home and related LTC costs. The survey of more than 9,000 care providers includes nursing home, assisted living and in-home care costs and is available at www.genworth.com.

•	International mortgage insurance (MI) total flow sales increased 55 percent to $20 billion from expanded distribution and product capabilities with the addition of 16 new lender relationships during the quarter. In U.S. MI, flow new insurance written (NIW) increased despite a smaller market, driven by continued penetration of a broadened set of distribution channels and increasing sales of our HomeOpeners® products, which reached $910 million or 16 percent of flow NIW — a four-fold increase from a year ago.

•	In the 401(k) retirement income marketplace, Genworth has two initial launch customers, Paychex Inc. and Smithfield Foods, Inc., for ClearCourseSM - which enables plan participants to buy guaranteed layers of income, with the potential for market upside, in a separate account.

•	In March, the General Electric Company fully divested its holdings of Genworth with the sale of 71.2 million shares to the public and the repurchase of 15 million shares for $479 million by Genworth under its current $750 million authority.

•	On March 22, James S. Riepe, former vice chairman of T. Rowe Price Group, Inc., joined Genworth’s Board of Directors, increasing the number of independent directors to six, bringing board composition to a majority of independent directors.

2006 Outlook

Genworth confirms its current earnings outlook of $2.65 to $2.75 net operating earnings per diluted share.

Segment Results

Segment net operating earnings presented exclude net realized investments gains (losses) and the cumulative effect of an accounting change related to stock-based compensation expense. For a reconciliation of segment net operating earnings to segment GAAP net earnings, see disclosure at the end of this release.

Protection Segment net operating earnings (in millions)	Q1 06	Q1 05
Life	$74	$68
Long-term care	43	42
Payment protection	25	22
Group	7	7

Total Protection	$149	$139

Sales (in millions)	Q1 06	Q1 05
Life	$62	$42
Long-term care	48	41
Payment protection	435	465
Group	34	30

Total Protection	$579	$578

Protection segment net operating earnings increased 7 percent to $149 million, driven by strong growth in life insurance and payment protection results. Life insurance earnings increased 9 percent from solid growth, good in-force mortality and higher persistency. LTC earnings were $43 million as in-force growth and a lower loss ratio offset lower investment yields and higher renewal commission expenses. The LTC loss ratio declined as a result of higher terminations, a reserve release, and stable paid claims. Prior year quarter LTC results included $3 million of favorable experience on blocks in which Genworth has a reinsurance interest. Payment protection earnings increased 14 percent to $25 million reflecting new business growth, stronger underwriting margins related to a shift in business mix, and lower taxes. Earnings included $2 million unfavorable foreign exchange.

Term life sales grew 17 percent from ongoing competitive pricing, distribution expansion and focused customer service. Total universal life sales doubled to $28 million reflecting a three-fold increase in excess deposits and 29 percent growth in annualized first-year deposits. Individual long-term care sales increased $3 million to $41 million from strong performance in the independent sales channel. Sales of Medicare supplement products increased $4 million to $7 million from expansion into 16 new states over the past year and heightened product awareness associated with recent Medicare legislation. Payment protection sales declined 6 percent primarily associated with $36 million in unfavorable foreign exchange. Adjusted for foreign exchange, total sales were flat as strong growth in continental Europe was offset by a drop in sales in the U.K. Group sales were up 13 percent, with higher dental and disability sales more than offsetting lower medical product sales.

Retirement Income & Investments (RI&I) Segment net operating earnings (in millions)	Q1 06	Q1 05
Spread-based retail	$36	$34
Fee-based	15	17
Spread-based institutional	10	9

Total RI&I	$61	$60

Sales (in millions)	Q1 06	Q1 05
Spread-based retail	$436	$683
Fee-based	988	590
Spread-based institutional	757	349

Total RI&I	$2,181	$1,622

Assets Under Management[1]	$40,500	$36,358

RI&I segment net operating earnings increased to $61 million. Spread-based retail results increased 6 percent driven primarily by wider interest spreads, lower expenses and favorable reserve refinements. Bond calls and mortgage prepayments net of deferred acquisition cost amortization decreased in the quarter to $3 million in the first quarter of 2006 compared with $5 million in the first quarter of 2005. Fee-based earnings benefited from strong growth in assets under management, but were down $2 million, reflecting investment in growth platforms and $2 million of non-recurring expense favorability in the prior year quarter.

Fee-based sales grew 67 percent, driven by Lifetime Income Plus, a guaranteed minimum withdrawal benefit for life product that is part of the income distribution series2. Fee-based third-party managed asset sales grew 80 percent, from wholesaling and producer expansion as well as strong equity market performance.

Spread-based retail sales declined 36 percent reflecting the challenging interest rate and yield curve environment. Spread-based institutional sales of $757 million in the quarter included two registered notes offerings that totaled $700 million.

[1]	Assets under management represent account values, net of reinsurance, and managed third party assets as of period end.
[2]	Income distribution series products are comprised of the company’s retirement income annuity product and four variable annuity riders that provide similar income features. These products do not include single premium immediate annuities or fixed annuities, which also serve income distribution needs but are reported separately in the company’s financial supplement posted on the company’s website.

Mortgage Insurance Segment net operating earnings (in millions)	Q1 06	Q1 05
International	$77	$69
United States	72	72

Total Mortgage Insurance	$149	$141

Sales (in billions)	Q1 06	Q1 05
International	$20.4	$14.2
United States	6.8	5.7

Total Mortgage Insurance	$27.2	$19.9

Mortgage Insurance segment net operating earnings were up 6 percent to $149 million. International MI earnings grew 12 percent, driven by revenue growth and lower taxes partially offset by higher losses, primarily in Australia, which were favorable in the prior year quarter and also reflect the seasoning of more recent in-force books. Results also included higher expenses related to investments in growth initiatives and $1 million of favorable foreign exchange. Earnings in the year ago quarter included a $6 million benefit related to a European cancellation study that resulted in higher earned premium in the period. International NIW increased 43 percent from strong account penetration in Europe and Canada. In addition, NIW included an approximate $4 billion catch-up in sales from delays in customer reporting of new business from several clients in Australia.

U.S. MI earnings were $72 million. U.S. MI earnings benefited from a reinsurance agreement with our international business. This was offset by $4 million of higher pretax losses, which included:

•	$9 million of lower paid claims;

•	$3 million reserve release associated with a reduction in delinquencies in areas severely impacted by hurricanes Katrina and Rita; and

•	$16 million lower change in reserves than in the prior year quarter.

U.S. flow persistency increased to 72 percent in the first quarter of 2006 versus 68 percent in the fourth quarter of 2005, driven in part by slower refinancing activity as a result of higher interest rates. U.S. flow NIW increased 11 percent to $5.5 billion, reflecting continued progress in penetrating new customer segments as well as growing HomeOpeners® product sales, which more than offset the reduction in originations associated with the rise in interest rates. U.S. bulk NIW increased more than 80 percent to $1.3 billion reflecting participation in selective prime bulk transactions.

Corporate and Other (in millions)	Q1 06	Q1 05
Segment net operating loss	$(14)	$(14)

The Corporate and Other segment net operating loss was unchanged compared to the prior year quarter at $14 million. On a sequential basis, segment after tax expenses were $20 million lower from timing of brand initiatives scheduled for rollout later in the year and higher costs charged to the operating segments. The fourth quarter of 2005 also included $4 million of higher tax expense compared to the current period.

Other Items

After-tax net realized investment losses of $15 million in the first quarter of 2006 included an $11 million charge related to the deconsolidation of several securitization entities as a result of GE’s divestiture of Genworth during the quarter.

Stockholders’ equity as of March 31, 2006 was $12.5 billion, or $27.37 per share compared with $12.5 billion, or $26.62 per share at March 31, 2005. Stockholders’ equity, excluding accumulated other comprehensive income, as of March 31, 2006 was $11.7 billion or $25.74 per share compared with $11.1 billion, or $23.52 per share at March 31, 2005.

Conference Call Information

Genworth will conduct a conference call on April 28 from 9 a.m. to 10 a.m. (EDT).

The conference call will be accessible via telephone and the Internet. This earnings release and financial supplement are now posted on the company’s website. Investors are encouraged to review all of these materials. The web cast will be available at www.genworth.com. To access the call by telephone, dial 1-800-599-9795 (U.S.) or 1-617-786-2905 (outside the U.S.), access code “Genworth”. A replay of the call will be available from 1 p.m. EDT on April 28 through May 5, 2006 at 1-888-286-8010 or 1-617-801-6888 (outside the U.S.), access code 57552239. The call will also be replayed at the company’s website during this same time period.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measure entitled “net operating earnings.” The company defines net operating earnings as net earnings excluding after-tax net realized investment gains (losses) (which can fluctuate significantly from period to period), changes in accounting principles and infrequent or unusual non-operating items. There were no infrequent or unusual non-operating items excluded from net operating earnings for the periods presented in this press release.

Management believes that analysis of net operating earnings enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers. However, net operating earnings should not be viewed as a substitute for GAAP net earnings. In addition, the company’s definition of net operating earnings may differ from the definitions used by other companies. The tables at the end of this press release include reconciliations of net earnings to net operating earnings.

Due to the unpredictable nature of the items excluded from the company’s definition of net operating earnings, the company is unable to reconcile its outlook for net operating earnings to net earnings from continuing operations presented in accordance with GAAP.

During 2006, the company began allocating net realized investment gains (losses) to the operating segments in determining segment net income. We exclude the net realized investment gains (losses), net of taxes and other adjustments, from operating net income for each of the segments. Other adjustments represent amortization of deferred acquisition costs and other intangible assets associated with the net realized investment gains (losses). During 2005, all net realized investment gains (losses) were recorded in the Corporate and Other segment. For a reconciliation of segment net earnings to segment net operating earnings, see our first quarter 2006 financial supplement on our website at www.genworth.com or in our Current Report on Form 8-K furnished on April 27, 2006.

From time to time, the company also references the non-GAAP financial measure entitled “operating return on equity” or “operating ROE.” The company defines operating ROE as net operating earnings divided by average stockholders’ equity, excluding accumulated other comprehensive income (AOCI) in average stockholders’ equity. Management believes that analysis of operating ROE enhances understanding of the efficiency with which the company deploys its capital. However, operating ROE as defined by the company should not be viewed as a substitute for GAAP net earnings divided by average stockholders’ equity. Due to the unpredictable nature of net earnings and average stockholders’ equity excluding AOCI, the company is unable to reconcile its outlook for operating ROE to GAAP net earnings divided by average stockholders’ equity.

Definition of Sales

The term “sales” as used in this press release means (1) annualized first-year premiums for term life insurance, long-term care insurance, Medicare supplement insurance and group life and health insurance; (2) new and additional premiums/deposits for universal life insurance, spread-based and variable products; (3) new deposits for managed assets; (4) written premiums gross of reinsurance and cancellations for payment protection insurance; and (5) new insurance written for mortgage insurance, which in each case reflects the amount of business the company generated during each period presented. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers annualized first-year premiums, new premiums/deposits, written premiums and new insurance written to be a measure of the company’s operating performance because they represent a measure of new sales of insurance policies or contracts during a specified period, rather than a measure of the company’s revenues or profitability during that period. This operating measure enables the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including the following:

•	Risks relating to the company’s businesses, including interest rate fluctuations, downturns and volatility in equity markets, defaults in portfolio securities, downgrades in the company’s financial strength and credit ratings, insufficiency of reserves, legal constraints on dividend distributions by subsidiaries, illiquidity of investments, competition, inability to attract or retain independent sales intermediaries and dedicated sales specialists, availability and adequacy of reinsurance, defaults by counterparties, foreign exchange rate fluctuations, regulatory restrictions on the company’s operations and changes in applicable laws and regulations, legal or regulatory investigations or actions, political or economic instability, the failure or any compromise of the security of the company’s computer systems and the occurrence of natural or man-made disasters or pandemic disease;

•	Risks relating to the company’s Protection and Retirement Income and Investments segments, including unexpected changes in morbidity, mortality and unemployment rates, accelerated amortization of deferred acquisition costs and present value of future profits, goodwill impairments, reputational risks if the company were to raise premiums on in-force long-term care insurance products, medical advances such as genetic mapping research, unexpected changes in persistency rates, increases in statutory reserve requirements, the failure of demand for long-term care insurance to increase as the company expects and changes in tax and securities laws;

•	Risks relating to the company’s Mortgage Insurance segment, including the influence of Fannie Mae, Freddie Mac and a small number of large mortgage lenders and investors, increased regulatory scrutiny of Fannie Mae and Freddie Mac resulting in possible regulatory changes, decreases in the volume of high loan-to-value mortgage originations or increases in mortgage insurance cancellations, increases in the use of simultaneous second mortgages and other alternatives to private mortgage insurance and reductions by lenders in the level of coverage they select, unexpected increases in mortgage insurance default rates or severity of defaults, deterioration in economic conditions, insufficiency of premium rates to compensate the company for risks associated with mortgage loans bearing high loan-to-value ratios, increases in the use of captive reinsurance in the mortgage insurance market, changes in the demand for mortgage insurance that could arise as a result of efforts of large mortgage investors, legal or regulatory actions or investigations under applicable laws and regulations, including the Real Estate Settlement Practices Act and the Federal Fair Credit Reporting Act, competition with government-owned and government-sponsored entities, potential liabilities in connection with contract underwriting services and growth in the European mortgage insurance market that is lower than the company expects; and

•	Risks relating to the company’s separation from GE, including the loss of benefits associated with GE’s brand and reputation, the company’s need to establish its new Genworth brand identity quickly and effectively, the possibility that the company will not be able to replace services previously provided by GE on terms that are at least as favorable, the possibility that in certain circumstances the company will be obligated to make payments to GE under our tax matters agreement even if the company’s corresponding tax savings either are delayed or never materialize, the possibility that in the event of a change in control of our company the company would have insufficient funds to meet accelerated obligations under the tax matters agreement, the possibility that certain service agreements with GE are not extended on favorable terms, and the significance of the company’s distribution relationship with GE in the payment protection insurance business.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

About Genworth Financial

Genworth is a leading insurance holding company, serving the lifestyle protection, retirement income, investment and mortgage insurance needs of more than 15 million customers, and has operations in 24 countries, including the U.S., Canada, Australia, the U.K. and more than a dozen other European countries. For more information, visit www.genworth.com.

# # #

Contact Information:

Investors:	Jean Peters, 804.662.2693
jean.peters@genworth.com

Alicia Charity, 804.662.2248
alicia.charity@genworth.com

Media:	Phil Moeller, 804.662.2534
philip.moeller@genworth.com

Net Earnings

(amounts in millions)

	Three months ended March 31,
	2006	2005
REVENUES:
Premiums	$1,539	$1,605
Net investment income	924	851
Net realized investment gains (losses)	(22)	(6)
Policy fees and other income	184	161

Total revenues	2,625	2,611

BENEFITS AND EXPENSES:
Benefits and other changes in policy reserves	1,035	1,075
Interest credited	373	340
Acquisition and operating expenses, net of deferrals	475	447
Amortization of deferred acquisition costs and intangibles	174	193
Interest expense	82	72

Total benefits and expenses	2,139	2,127

NET EARNINGS BEFORE INCOME TAXES AND ACCOUNTING CHANGE	486	484

Provision for income taxes	156	162
Effective tax rate	32.1%	33.5%

NET EARNINGS BEFORE ACCOUNTING CHANGE	330	322

Cumulative effect of accounting change, net of taxes	4	—

NET EARNINGS	334	322

ADJUSTMENTS TO NET EARNINGS:
Net realized investment losses (gains), net of taxes and other adjustments	15	4
Cumulative effect of accounting change, net of taxes	(4)	—

NET OPERATING EARNINGS	$345	$326

Reconciliation of Net Earnings to Net Operating Earnings

(amounts in millions, except per share data)

	Three months ended March 31,
	2006	2005
Net earnings	$334	$322
Less cumulative effect of accounting change, net of taxes	4	—

Net earnings before accounting change	330	322

Net realized investment losses (gains), net of taxes and other adjustments	15	4

Net operating earnings	$345	$326

Net earnings per common share:
Basic	$0.72	$0.66

Diluted	$0.70	$0.65

Net earnings before accounting change per common share:
Basic	$0.71	$0.66

Diluted	$0.69	$0.65

Net operating earnings per common share:
Basic	$0.74	$0.67

Diluted	$0.72	$0.66

Weighted-average common shares outstanding:
Basic	467.0	488.8

Diluted	479.5	494.3